Exhibit 2.2

Purchase and Sale Agreement
Big Horn, Permian and Powder River Assets

Subject to the terms of this agreement (this “Agreement”), dated as of November 27, 2020, (the “Execution Date”) Grizzly Operating, LLC (“Seller”), a Delaware limited liability company, agrees to, and to cause its affiliates to, sell, transfer and convey to Contango Oil & Gas Company, a Texas corporation (“Buyer”, and collectively with Seller, the “Parties”, and each of Seller and Buyer, a “Party”), and Buyer agrees to purchase, acquire and accept, all of Seller’s and Seller’s affiliates’ right, title and interest in and to (a) all oil and gas leases covering lands located within the geographic area described on Exhibit A-1 (the “Designated Area”), including those described on the attached Exhibit A-2 (the “Leases”) together with any leases that are pooled or unitized with any of the Leases and all lands covered by the Leases or such pools or units (the “Lands”); (b) all hydrocarbon fee interests and fee mineral interests relating to the Lands, including those described in Exhibit A-3 (the “Fee Minerals”); (c) all other working interests, reversionary interests, royalty interests, overriding royalty interests, net revenue interests, farmout rights, options and other rights to the Leases and Fee Minerals and all other interests of any kind or character associated with the Leases, (d) all oil and gas wells, water wells, injection wells, disposal wells, and other wells of any nature or kind located on or under the Leases and/or Lands (whether or not completed), including the oil and gas wells more fully described on the attached Exhibit B, whether such wells are producing, shut-in or abandoned (the “Wells”) and all hydrocarbons produced therefrom after the Effective Time; (e) that certain gas gathering system and related equipment located in Park County, Wyoming and Carbon County, Montana, as more particularly described in Exhibit C (the “Gas Gathering System”); (f) all contracts affecting or associated with the Leases, Lands, Fee Minerals, Gas Gathering System, Wells or other Assets, including those contracts set forth on the attached Exhibit D (excluding the Leases and Surface Rights, the “Contracts”), in each case to the extent benefiting or burdening Seller’s right title and interest in and to the Assets; (g) all of the easements, rights-of-way, surface fee interests, surface leases, surface use agreements, all offices, warehouses, laydown yards and other similar assets (including any owned or leased real or personal property relating thereto), and other surface rights related to the Leases, Lands, Fee Minerals, Gas Gathering System, and/or Wells, including those set forth on the attached Exhibit E (the “Surface Rights”); (h) the equipment and facilities located on the Leases, Lands or Surface Rights and used or held for use in connection with operations thereon or with the other Assets, including well equipment, casing, tubing, pumps, flow lines, pipeline interconnects, motors, machinery, rods, tanks, pipes, compressors, gas plants, meters, boilers, fixtures, structures, materials and other items to the extent used or held for use in connection with the ownership or operation of the Assets; (i) all radio and communication towers, SCADA systems, radio and telephone equipment and all licenses relating thereto, in each case that are used or held for use in connection with the operation of the Assets, (j) to the extent transferable without payment of any fee (or with a fee if Buyer agrees to pay such fee), all environmental, governmental and non-governmental permits, licenses, orders, authorizations, emissions or other similar credits (including carbon emission reduction credits) and related instruments or rights, in each case to the extent applicable to or benefiting the Assets (the “Permits”); (k) all hydrocarbons produced from or allocated to the Assets and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time for which the Purchase Price is adjusted upward under Section 4; (l) all lease files; land files, including unrecorded agreements related thereto; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; non-confidential logs; maps; engineering data and reports; all geological and geophysical data (including all seismic data, seismic interpretations and reprocessed data) and all logs, cores and rights to access cores, interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case, to the extent related to the Assets, or used or held for use in connection with the maintenance or operation of the Assets (the “Records”); (m) all audit rights, whether arising under any of the Contracts or otherwise, with respect to (i) any period after the

Effective Time with respect to the Assets or (ii) any of the Assumed Obligations; (n) all offices, warehouses, laydown yards and other similar assets (including any owned or leased real or personal property relating thereto); (o) all claims, causes of action, manufacturers’ and contractors’ warranties and other rights of Seller arising under or with respect to (i) any Assets that are attributable to periods of time on or after to the Effective Time, including claims for adjustments or refunds or (ii) any of the Assumed Obligations; and (p) all trucks, cars and other vehicles, whether leased or owned, that are used or held for use in connection with the Assets, including those described in Exhibit A-4; (collectively, all of the above, less and except the Excluded Assets, the “Assets”).  The purchase price for the Assets shall be Fifty Eight Million Dollars ($58,000,000), subject to any adjustments that may be made under this Agreement, including under Section 4 (the “Purchase Price”).  Concurrently with the execution of this Agreement, Buyer, Seller and JPMorgan Chase Bank, N.A. (the “Escrow Agent”) shall enter into an Escrow Agreement of even date herewith (the “Escrow Agreement”), and within one Business Day after the Execution Date, Buyer shall deposit with the Escrow Agent, via wire transfer of immediately available funds, the sum of Five Million Eight Hundred Thousand Dollars ($5,800,000) representing ten percent (10%) of the unadjusted Purchase Price (such amount, including any interest earned thereon, the “Deposit”).  If the Closing (as hereinafter defined) occurs, the Deposit (including any interest earned thereon) shall be applied as a credit toward the Purchase Price at Closing.

The sale contemplated in this Agreement is subject to the following terms and conditions:

1.Effective Time.  The effective time of the purchase of the Assets shall be 7:00 a.m. Central Time on August 1, 2020 (the “Effective Time”).
2.Excluded Assets.  Seller shall reserve and retain the following “Excluded Assets”: (a) all of Seller’s corporate minute books and corporate financial records that relate to Seller’s business generally (other than title records and other than records relating to the Assumed Obligations); (b) all trade credits, all accounts, receivables, if any, and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims, causes of action, manufacturers’ and contractors’ warranties and other rights of Seller arising under or with respect to (i) any Assets that are attributable to periods of time prior to the Effective Time including claims for adjustments or refunds, and (ii) any other Excluded Assets; (d) all hydrocarbons produced from the Assets with respect to all periods prior to the Effective Time, other than those hydrocarbons produced from or allocated to the Assets and in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time for which the Purchase Price is adjusted upward under Section 4; (e) all personal computers, network equipment and associated peripherals; (f) all master services agreements or similar contracts; (g) all easements, rights-of-way, surface rights, equipment, pipe and inventory (in each case, whether located on or off the Lands or Lands pooled or unitized therewith) not currently being used or held for use in connection with the ownership or operation of the Assets (other than any surface rights granted under any of the Leases); (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (i) all documents and instruments and other data or information of Seller that Seller believes in good faith are protected by an attorney-client privilege (other than title opinions or memoranda relating to the Assets); (j) all documents and instruments and other data or information that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties, provided, however, that Seller shall use commercially reasonable efforts to obtain waivers of confidentiality arrangements; (k) all audit rights arising under any of the Contracts or otherwise with respect to (A) any period prior to the Effective Time, with respect to the Assets or (B) any of the other Excluded Assets, but excluding any audit rights relating to the Assumed Obligations; and (l) all claims of Seller or any of its affiliates for refunds of, rights to receive funds from any governmental authorities, or loss carry forwards or credits with respect to (A) any and all income or franchise taxes imposed by any applicable law on, or allocable to, Seller or any of its affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, (B) any and all Asset Taxes allocable to Seller pursuant to Section 19, (C) any taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (D) any and all other taxes imposed on or with respect to the ownership or operation of the Assets for any tax period (or portion thereof) ending before the Effective Time.

3.Allocated Values.  The “Allocated Value” for each Well, as allocated by Buyer, shall be set forth for such Well on Exhibit B.  Seller has accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but makes no representation or warranty as to the accuracy of such values.
4.	Purchase Price Adjustments.
(a)	Following Closing, Buyer shall be entitled to all revenues, production, proceeds, income and products from or attributable to the Assets from and after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all costs and expenses attributable to the Assets and incurred from and after the Effective Time. Seller shall be entitled to all revenues, production, proceeds, income, accounts receivable and products from or attributable to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all operating costs and expenses attributable to the Assets and incurred prior to the Effective Time.
(b)	The Purchase Price shall be, without duplication,
(i)	increased by the following amounts:
(1)the aggregate amount of proceeds received by Buyer for which Seller would otherwise be entitled under Section 4(a) with respect to the Assets;
(2)to the extent the proceeds for the following volumes have not been received by Seller, an amount equal to the value of all hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory, but excluding tank bottoms), in each case, that are, as of the Effective Time, (i) upstream of the pipeline connection or (ii) upstream of the sales meter, in each case, net of Burdens (as defined in Section 2 of Appendix I) (which value shall be computed at the applicable third-party contract prices for the month of August 2020 for hydrocarbon sales received by Seller);
(3)the aggregate amount of all non-reimbursed costs and expenses (other than Taxes) which are attributable to the Assets during the period from and after the Effective Time and that have been paid by Seller to third parties, including but not limited to surface and other rentals;
(4)the amount of all Asset Taxes allocable to Buyer pursuant to Section 19 but paid or otherwise economically borne by Seller;

(5)for the Wells operated by Seller (or its affiliates) for the period between the Effective Time and the Closing Date, (i) $150,000 per month (pro-rated for partial months) and (ii) all COPAS overhead and similar charges billed to third parties (pro-rated for partial months);
(6)the amount, if any, of imbalances of (A) gaseous hydrocarbons in favor of Seller as of the Effective Time, multiplied by $1.50/Mcf, and (B) liquid hydrocarbons in favor of Seller as of the Effective Time, multiplied by $35/Bbl or, to the extent that applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time;
(7)the amount of “Specified Receivables” (meaning valid accounts receivable owed to Seller as operator of any Wells to satisfy previous overpayments by Seller to third parties to the extent Buyer shall have the right to recoup the same out of proceeds of production in respect of such Wells) set forth on the attached Schedule 4(b)(i)(7), which are or will be assigned to Buyer at Closing and are attributable to any period prior to the Effective Time;
(8)any undisputed amounts for Title Benefits determined pursuant to Section 11 (including Appendix I)
(9)any other upward adjustment mutually agreed upon by the Parties; and
(ii)	decreased by the following amounts:
(1)the aggregate amount of proceeds received by Seller for which Buyer would otherwise be entitled under Section 4(a) with respect to the Assets;
(2)the aggregate amount of all non-reimbursed costs and expenses which are attributable to the Assets during the period prior to the Effective Time and that have been paid by Buyer;
(3)the amount of all Asset Taxes allocable to Seller pursuant to Section 19 but paid or otherwise economically borne by Buyer;
(4)the amount, if any, of imbalances owing by Seller as of the Effective Time of (A) gaseous hydrocarbons, multiplied by $1.50/Mcf, and (B) liquid hydrocarbons, multiplied by $35/Bbl or, to the extent that applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time;
(5)the amount of the “Suspense Funds” (meaning proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any third party and are being held, or under applicable law should be held, in suspense by Seller as the operator of such Wells as of the Closing Date);
(6)any amounts for Title Defects determined pursuant to Section 11 (including Appendix I);

(7)any amounts for Environmental Defects determined pursuant to Section 12 (including Appendix II);
(8)all amounts determined pursuant to Section 11(e)(ii) or Section 12(d) for any Assets that are retained by Seller and excluded from the Assets sold to Buyer at Closing pursuant to such Sections; and
(9)any other downward adjustment mutually agreed upon by the Parties.
(c)	Not less than three (3) days prior to Closing, Seller shall deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth, in reasonable detail, Seller’s good faith estimate of the adjustments to the Purchase Price pursuant to this Section 4. Buyer shall notify Seller within two (2) days prior to Closing if it disagrees with any item on such Preliminary Settlement Statement. If the Parties cannot agree, the Purchase Price amount to be paid at Closing shall be based on the Preliminary Settlement Statement delivered by Seller. The final Purchase Price shall be determined pursuant to the final settlement statement (the “Final Settlement Statement”) which shall be prepared by Seller and delivered to Buyer within one hundred twenty (120) days of Closing. After receipt of the proposed Final Settlement Statement from Seller, Buyer shall notify Seller of any disagreement that Buyer has with respect to the proposed Final Settlement Statement. If Buyer does not notify Seller of any disagreement with respect to the proposed Final Settlement Statement within thirty (30) days of Buyer’s receipt of the proposed Final Settlement Statement, the proposed Final Settlement Statement will be deemed to be mutually agreed upon by the Parties and will be final and binding upon the Parties. Seller and Buyer shall work in good faith to resolve any such disputes with respect to the Final Settlement Statement, and any disagreement between the Parties as to the Final Settlement Statement shall be decided by the Independent Expert referred to, and in the manner described, in Section 6 in Appendix I.
(d)	Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under applicable law. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such deduction or withholding. To the extent amounts are so deducted or withheld, and remitted to the applicable governmental authority in accordance with applicable law, such amounts shall be treated for all purposes as having been paid to the entity to whom such amounts would otherwise have been paid absent such deduction or withholding.
5.Special Warranty of Title.  Notwithstanding any other provision contained herein to the contrary, if Closing occurs Seller shall provide a special warranty of Defensible Title in the Assignment by, through and under Seller under the applicable laws of the relevant jurisdiction, but not otherwise.  Buyer shall not be entitled to protection under such special warranty of Defensible Title in the Assignment against any Title Defect (a) asserted by Buyer pursuant to Section 11(b) or (b) of which Buyer had actual knowledge but failed to assert prior to the Defect Claim Date.  If Buyer provides written notice of a breach of such special warranty of Defensible Title to Seller, Seller shall have a reasonable opportunity to cure such breach.  In any event, the recovery on a breach of Seller’s special warranty under the Assignment shall not exceed the Allocated Value of the affected Asset and only if notice of such breach is provided by Buyer to Seller within one year from the Closing of this Agreement.  Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that Buyer shall not be entitled to protection under (nor have the right to make a claim against) the special warranty of Defensible Title provided in the Assignment for (i) any Title Defect of which Buyer had actual knowledge prior to the Defect Claim Date (irrespective of whether such Title Defect was asserted under Section 11) or (ii) any Permitted Encumbrance.

6.Disclaimers.
(a)	EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN this Agreement, including this SECTION 6 or section 14 or in the seller officer certificate relating thereto, and except for SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT, SELLER DOES NOT MAKE, SELLER EXPRESSLY DISCLAIMS, AND BUYER WAIVES AND REPRESENTS AND WARRANTS THAT BUYER HAS NOT RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL, SEISMIC DATA, RESERVE DATA, RESERVE REPORTS, RESERVE INFORMATION (ANY ANALYSIS OR INTERPRETATION THEREOF) RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (IX) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE BUYER GROUP IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND SELLER FURTHER DISCLAIMS, AND BUYER WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS SET FORTH ABOVE THE ASSETS ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. BUYER SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SELLER OR any member of the SELLER GROUP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE express REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE ASSIGNMENT and BUYER EXPRESSLY ACKNOWLEDGES AND COVENANTS THAT BUYER DOES NOT HAVE AND WILL NOT HAVE AND WILL NOT ASSERT ANY CLAIM, DAMAGES OR EQUITABLE REMEDIES WHATSOEVER AGAINST ANY MEMBER OF THE SELLER GROUP EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, INCLUDING FOR CLAIMS, DAMAGES AND EQUITABLE REMEDIES AGAINST SELLER FOR BREACH OF AN EXPRESS REPRESENTATION, WARRANTY OR COVENANT OF SELLER UNDER THIS AGREEMENT OR SELLER’S SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT.
(b)	EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN this Agreement, (I) SELLER SHALL NOT HAVE ANY LIABILITY IN CONNECTION WITH AND HAS NOT AND WILL NOT MAKE (AND HEREBY DISCLAIMS) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL DEFECTS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (ii) BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS, WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION, AND (iii) BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED) ITS RIGHT TO INSPECT, THE ASSETS FOR ALL PURPOSES, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATING TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS, AND norm. BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. As of Closing, BUYER has made all such reviews and inspections of the Assets and the records as BUYER has deemed necessary or appropriate to consummate the transaction and, As of Closing, buyer shall be deemed to have knowledge of facts to the extent set forth in DOCUMENTS duly recorded in the public records of the relevant jurisdiction.
(c)	BUYER ACKNOWLEDGES THAT, FROM AND AFTER CLOSING, IT SHALL ASSUME ALL RISK OF LOSS WITH RESPECT TO (i) CHANGES IN COMMODITY OR PRODUCT PRICES AND ANY OTHER MARKET FACTORS OR CONDITIONS FROM AND AFTER THE EFFECTIVE TIME; (ii) PRODUCTION DECLINES OR ANY ADVERSE CHANGE IN THE PRODUCTION CHARACTERISTICS OR DOWNHOLE CONDITION OF ANY WELL, INCLUDING ANY WELL WATERING OUT, OR EXPERIENCING A COLLAPSE IN THE CASING OR SAND INFILTRATION, FROM AND AFTER THE EFFECTIVE TIME AND (iii) DEPRECIATION OF ANY ASSETS THAT CONSTITUTE PERSONAL PROPERTY THROUGH ORDINARY WEAR AND TEAR.
(d)	SELLER and BUYER agree that, to the extent required by applicable law to be effective OR ENFORCEABLE, the disclaimers of certain representations and warranties contained in this SECTION 6 and the rest of this Agreement are “conspicuous” disclaimers for the purpose of any applicable law.
7.	Obligations.
(a)	From and after the Closing, but without limiting Buyer’s rights under this Agreement, including its right to adjustments to the Purchase Price under Section 4 and its right to indemnification under Section 8, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) (a) all Environmental Liabilities of Seller with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including, without limitation, any and all plugging and abandonment obligations attributable to the Assets and all decommissioning and surface restoration liabilities, and (b) all other obligations and liabilities relating to the Assets to the extent arising after the Effective Time (all of said obligations and liabilities herein, excluding the Retained Obligations, being referred to as the “Assumed Obligations”); provided, however, that Buyer does not assume any obligations or liabilities of Seller to the extent that they are attributable to or arise out of Retained Obligations.
(b)	Seller agrees to retain and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and liabilities to the extent arising out of or related to (i) personal injury, death or property damage to the extent occurring prior to the Effective Time as a result of Seller’s or its affiliates’ operation of the Assets or their negligence or misconduct; (ii) any offsite disposal of hazardous materials generated by Seller or its affiliates and taken from the Assets to offsite locations occurring prior to the Effective Time; (iii) any and all income or franchise taxes imposed by any applicable law on, or allocable to, Seller or any of its affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member; (iv) any and all Asset Taxes allocable to Seller pursuant to Section 19; (v) any and all taxes imposed on or with respect to the Excluded Assets; (vi) all expenses incurred in connection with the ownership, operation and maintenance of the Assets, including operating costs, Burdens and other expenses attributable to the Assets, in each case to the extent incurred prior to the Effective Time; and (vii) the employment relationship between Seller (or its affiliates) and any of their respective present or former employees or the termination of any such employment relationship prior to the Closing (all of said obligations and liabilities, herein being referred to as the “Retained Obligations”).
(c)	If Buyer will rely upon debt financing to supply the monetary consideration due Seller under the terms of this Agreement, Buyer will provide to Seller copies of any and all customary documentation and information with respect to such financing reasonably required by any financing sources (the “Debt Financing Sources”) party to the debt instruments utilized by Buyer as arrangers, lenders or commitment parties, such documentation and information to be provided to Seller concurrently with Buyer’s delivery of same to any Debt Financing Sources.
(d)	If reasonably requested in writing at least ten (10) Business Days prior to Closing, Seller shall provide to Buyer customary documentation and information with respect to Seller reasonably required by the Debt Financing Sources at least three (3) Business Days prior to Closing in connection with applicable “know your customer” and anti- money laundering rules and regulations, including the USA PATRIOT Act.
(e)	As to Assets that Seller or its affiliates operate, Seller shall use commercially reasonable efforts to have Buyer designated or appointed (to the extent legally possible under applicable law and permitted under any applicable operating agreement) successor operator of such Assets effective as of Closing, provided, that Seller shall not be obligated to provide any consideration in connection therewith. Upon the written request of Buyer, Seller shall vote, to the extent legally possible and permitted under any applicable operating agreement or other agreements that govern the right to operate the Assets, in favor of Buyer (or one of its affiliates) to succeed as successor operator of any Assets for which Seller or its affiliates have the right to operate or otherwise act as operator as of Closing.
8.	Indemnities.
(a)	From and after Closing, subject to the provisions of this Section 8, Buyer shall be responsible for and indemnify, defend and hold harmless Seller, its affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (the “Seller Group”) from and against any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, and fees, including any attorneys’ fees, legal and other costs and expenses suffered or incurred therewith (collectively, “Damages”) caused by, arising out of or resulting from:
(i)	the Assumed Obligations;

(ii)	Buyer’s breach of any representation or warranty contained in this Agreement or in any officer’s certificate delivered by Buyer under this Agreement in connection therewith; and
(iii)	Buyer’s breach of, or default under, any of its covenants or obligations under this Agreement.

Buyer’s indemnity obligations set forth in Section 8(a)(ii) shall survive the Closing of the transaction contemplated hereby without time limit.  The covenants and agreements made by Buyer in this Agreement (i) that are required to be performed on or before the Closing Date shall terminate on the Closing Date and (ii) that are required to be performed after the Closing shall survive until fully performed, except as otherwise specifically provided in this Agreement.

(b)	From and after Closing, subject to the provisions of this Section 8, Seller shall be responsible for and indemnify, defend, release and hold harmless Buyer, its current and former affiliates, and each of their respective officers, directors, managers, members, employees, agents, advisors and other representatives (the “Buyer Group”) from and against all Damages caused by, arising out of or resulting from:
(i)	the Retained Obligations;
(ii)	Seller’s breach of any representation or warranty contained in the Agreement or in any officer’s certificate delivered by Seller under this Agreement in connection therewith; and
(iii)	Seller’s breach of, or default under, any of its covenants or obligations under this Agreement.

Seller’s indemnity obligations set forth in Section 8(b)(ii) shall survive the Closing of the transaction contemplated hereby for a period of nine (9) months from the Closing Date and shall thereafter terminate and have no further force or effect, except as to (x) the representations and warranties in Section 14(a), Section 14(b), Section 14(c) and Section 14(d), which shall survive without time limit, (y) the representations and warranties in Section 14(j) (Taxes), which shall survive for the applicable statute of limitations and (z) any representation or warranty as to which a claim for indemnification under Section 8(b)(ii) has been asserted before the expiration of the applicable survival period, which shall survive with respect to such claim until such claim and Seller’s indemnification for such claim have been resolved.  The covenants and agreements made by Seller in this Agreement (i) that are required to be performed on or before the Closing Date shall terminate on the Closing Date and (ii) that are required to be performed after the Closing shall survive until fully performed, except as otherwise specifically provided in this Agreement.  Notwithstanding anything herein to the contrary, in no event shall Seller have any obligation to indemnify Buyer under Section 8(b)(ii) for (A) any individual claim that does not exceed Two Hundred Thousand Dollars ($200,000) (the “Indemnification Threshold”), (B) any claims exceeding the Indemnification Threshold unless and until the aggregate amount of all indemnification claims (exceeding the Indemnification Threshold) for which Seller is liable under this Agreement exceed four percent (4%) of the unadjusted Purchase Price (the “Indemnity Deductible”) and then only to the extent such liabilities exceed the

Indemnity Deductible, and (C) aggregate indemnification claims in excess of fifteen percent (15%) of the unadjusted Purchase Price.

(c)	To the extent Buyer is entitled to indemnification as a result of any Damages it suffers, or to the extent Buyer is entitled to any other payment from Seller under this Agreement (including with respect to any adjustments to the Purchase Price), Buyer may at its option satisfy such Damages or obtain such other payment from the Indemnity Escrow Amount (as defined in Section 18) or recover such Damages or obtain such other payment directly from the Seller. For the avoidance of doubt, the Indemnity Escrow Amount shall not be the exclusive remedy of Buyer, and Buyer shall be entitled to exercise any other rights or remedies and seek such other relief to which it may be entitled under this Agreement or applicable law. Any claim for indemnification or claim for other payment shall include Buyer’s good faith estimate of the Damages relating to such claim or the amount of such other payment that should be satisfied out of the Indemnity Escrow Amount (the “Reserved Amount”). Upon the resolution of such claim or right to payment either by the written agreement of Buyer and Seller or by the final determination of the Independent Expert referred to, and in the manner described, in Section 6 in Appendix I, Buyer and Seller shall instruct the Escrow Agent to pay to Buyer such portion of such Reserved Amount as Buyer and Seller shall agree upon or as shall be directed by such Independent Expert.
(d)	On the date that is six (6) months after Closing (the “Initial Indemnity Escrow Release Date”), Buyer and Seller shall instruct the Escrow Agent to (i) retain an amount equal to fifty percent (50%) of the Indemnity Escrow Amount, and (ii) pay to Seller an amount equal to fifty percent (50%) of the Indemnity Escrow Amount less the aggregate of any Reserved Amounts actually paid before the Initial Indemnity Escrow Release Date and less any Reserved Amounts not yet paid that relate to unresolved or pending claims for indemnification or claims for payment made by Buyer before the Initial Indemnity Escrow Release Date. On the date that is twelve (12) months after Closing (the “Final Indemnity Escrow Release Date”), Buyer and Seller shall instruct the Escrow Agent to pay to Seller the remaining balance of the Indemnity Escrow Amount, if any, less any Reserved Amounts not yet paid that relate to unresolved or pending claims for indemnification or claims for payment made by Buyer before the Final Indemnity Escrow Release Date. If there are any unresolved claims as of the Final Indemnity Escrow Release Date, then once such claims have been resolved and Buyer has been paid such portion of such Reserved Amount as Buyer and Seller shall agree upon or as shall have been directed by the final determination of the Independent Expert referred to, and in the manner described, in Section 6 in Appendix I, Buyer and Seller shall instruct the Escrow Agent to release the remaining balance of the Indemnity Escrow Amount, if any, to Seller.
(e)	Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, EXCEPT WITH RESPECT TO FRAUD OR WILLFUL MISCONDUCT, this Section 8 contains BUYER’s exclusive remedY against Seller and any member of the Seller group with respect to breaches of the representations, warranties, covenants and agreements of the Parties in this

Agreement and otherwise with respect to the transactions contemplated by this Agreement and the Assets. Except for the remedies specified in this Section 8, effective as of Closing, EXCEPT WITH RESPECT TO FRAUD OR WILLFUL MISCONDUCT, Buyer, on its own behalf and on behalf of the Buyer Group hereby releases, remises and forever discharges the Seller Group from any and all proceedings, claims and damages whatsoever, in law or in equity, known or unknown, absolute or contingent, which Buyer Group might now or subsequently may have, based on, relating to, or arising out of the Assets or the ownership, use or operation thereof prior to Closing, or the condition, quality, status or nature of any of the Assets prior to Closing, including breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by Seller Group.
(f)	The indemnity of each Party provided in this Section 8 shall be for the benefit of and extend to each person included in the Seller Group and the Buyer Group, as applicable; provided, however, that any claim for indemnity under this Section 8 by any such person must be brought and administered by a Party to this Agreement (at such Party’s sole discretion).
(g)	Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability consisting of a breach of more than one representation, warranty, covenant, obligation or agreement herein. For purposes of calculating Damages hereunder, any materiality qualifications in the representations and warranties of this Agreement shall be ignored.
(h)	Notwithstanding any other provision in this Agreement to the contrary, in no event shall the limitations set forth in this Section 8 apply in the event of fraud or willful misconduct by Seller. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.
(i)	The Parties agree that any indemnity, defense and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty or violation of any legal requirement, except to the extent such damages were occasioned by the fraud, gross negligence or willful misconduct of the indemnified party or any group member thereof. The foregoing is a specifically bargained for allocation of risk among the Parties, which the

Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under applicable law.
9.Due Diligence Review; Access to Files.  Buyer shall have until 5:00 p.m., Central Time, on the thirtieth (30th) day following the Execution Date of this Agreement (the “Defect Claim Date”) within which to examine the Assets, production records and operational records, and Seller shall allow Buyer reasonable access to its files relating to the Assets in Seller’s possession at its offices and will provide Buyer a reasonable opportunity to inspect the Assets, in each case, during normal business hours following reasonable prior written notice.  Buyer shall have the right, at its sole cost, risk, liability and expense to conduct a Phase I Environmental Site Assessment of the Assets.  During Seller’s regular hours of business and after providing Seller with two (2) Business Days’ written notice, Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, and generally conduct visual, non-invasive tests and investigations.  No sampling or other invasive inspections of the Assets may be conducted prior to Closing.  Notwithstanding the provisions of this Section 9, (a) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller and any applicable third parties, and (b) Buyer’s physical access to real property to conduct the diligence described in this Section 9 shall be subject to Seller obtaining any required consents or waivers from third parties, including third-party operators of Assets, and Seller shall use reasonable commercial efforts to obtain such consents or waivers.
10.	Reserved.
11.	Title Notices; Title Adjustments.
(a)	Certain Title Terms. Appendix I is hereby incorporated by reference.
(b)	Title Defect Notices. On or before 5:00 p.m., Central Time, on the Defect Claim Date, Buyer shall deliver claim notices to Seller meeting the requirements of this Section 11 (collectively, the “Title Defect Notices,” and each individually, a “Title Defect Notice”) setting forth any matters that, in Buyer’s reasonable and good faith opinion, constitute Title Defects. For all purposes of this Agreement (but without limiting the conditions to Closing set forth in Section 17 or the termination provisions set forth in Section 20), and except for the special warranty of Defensible Title pursuant to Section 5, and except with respect to fraud or willful misconduct, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect or other title matter that Buyer fails to assert as a Title Defect in a sufficient Title Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include: (i) a description of the alleged Title Defect, (ii) identification of the individual Asset affected by the Title Defect (each such Asset, a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Title Defect, and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect and the computations (with reasonable supporting detail) upon which Buyer’s belief is based; provided, that any alleged failure to comply with the specific requirements of a Title Defect Notice shall not cause such notice to be invalid or any Title Defect to be waived if the Title Defect Notice is reasonably sufficient to provide notice to

Seller of the existence and general nature of the alleged Title Defect. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to provide Seller weekly written notice of all Title Defects discovered by Buyer, which notice may be supplemented on or prior to the Defect Claim Date, provided that Buyer’s failure to deliver any weekly written notice or other notice of any Title Defect under the preceding sentence will not constitute or be deemed to constitute a waiver of Buyer’s right to assert any Title Defect on or before the Defect Claim Date. From the Execution Date until the Defect Claim Date, Buyer shall also, promptly upon discovery, furnish Seller with written notice of any Title Benefit of which Buyer has actual knowledge.
(c)	Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date with respect to each Title Benefit pertaining to Seller’s interest a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Asset, or portion thereof, affected by such alleged Title Benefit (each, whether affected by an actual or alleged Title Benefit, a “Title Benefit Property”), (ii) the amount by which Seller reasonably believe the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Seller’s belief is based, and (iii) supporting documents in Seller’s possession reasonably necessary to identify the existence of such alleged Title Benefit. Except for Title Benefits of which Buyer is required to notify Seller pursuant to Section 11(b), Seller shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Defect Claim Date.
(d)	Seller’s Right to Cure. Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure, at any time prior to the expiration of one hundred twenty (120) days following the Closing (the “Cure Period”), any Title Defects of which it has timely received a Title Defect Notice from Buyer. In the event that a Title Defect Property is retained by Seller pursuant to Section 11(e)(ii) and Seller thereafter cures, during the Cure Period, the Title Defect for which such exclusion was made, then within five (5) Business Days after the expiration of the Cure Period, subject to any other provisions of this Agreement, such Title Defect Property (or portion thereof) that was previously excluded shall again be subject to the terms of this Agreement and Buyer shall pay to Seller an amount equal to the Allocated Value of such Title Defect Property and, contemporaneously with Buyer’s payment, Seller shall convey to Buyer such previously excluded Title Defect Property (or portion thereof) pursuant to an assignment instrument in form and substance of Exhibit F.
(e)	Remedies for Title Defects. Subject to (w) Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto in accordance with the terms of this Agreement, (x) the Individual Title Defect Threshold, (y) the Aggregate Deductible, and (z) Seller’s ongoing right to cure any Title Defect under Section 11(d), whether before, at or after Closing, if any Title Defect timely asserted by Buyer in accordance with Section 11(b) is not cured by Closing, then in connection with the Closing, Seller shall, at its sole option and discretion, elect one of the following remedies for such Title Defect:
(i)	Convey the entirety of the Title Defect Property that is subject to such Title Defect, in which Seller has not elected to cure, to Buyer, together with all associated Assets, at Closing, and make an accompanying reduction to the Purchase Price in an amount determined pursuant to Appendix I as being the Title Defect Amount; or
(ii)	Retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all or a portion of the associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Title Defect Property (and associated Assets that are so excluded).
(f)	Title Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the special warranty of Defensible Title contained in the Assignment, for any individual Title Defect for which the Title Defect Amount applicable thereto does not exceed Seventy Thousand Dollars ($70,000) per Title Defect Property (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder, including any claim for any breach of the special warranty of Defensible Title, for any Title Defect for which the Title Defect Amount applicable thereto exceeds the Individual Title Defect Threshold unless and until (A) the sum of (1) the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller, and (y) Title Defect Properties retained by Seller pursuant to Section 11(e)(ii), plus (2) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects cured or Remediated by Seller, and (y) Environmental Defect Properties that are retained by Seller pursuant to Section 12(d), exceeds (B) four percent (4%) of the unadjusted Purchase Price (the “Aggregate Deductible”), in which case Buyer shall be entitled to remedies for such Title Defects to the extent, but only to the extent, that the Title Defect Amounts with respect thereto are in excess of such Aggregate Deductible.
(g)	Title Benefit Threshold. Notwithstanding anything herein to the contrary, in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Buyer hereunder, for any individual Title Benefit for which the Title Benefit Amount applicable thereto does not exceed Seventy Thousand Dollars ($70,000) per Title Benefit Property (the “Individual Title Benefit Threshold”).
(h)	Netting of Title Benefits and Title Defects. Subject to Buyer’s continuing right to dispute the existence of a Title Benefit or Title Benefit Amount asserted with respect thereto, if any Title Benefits are identified by Buyer or timely asserted by Seller, then, as Seller’s sole and exclusive remedy with respect to any such Title Benefits, (i) the aggregate amount of all such Title Benefit Amounts that exceed the Individual Title Benefit Threshold shall be netted against the sum of (A) the Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller, and (y) Title Defect Properties retained by Seller pursuant to Section 11(e)(ii)), plus (B) the Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Defect

Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects cured or Remediated by Seller, and (y) Environmental Defect Properties that are retained by Seller pursuant to Section 12(d)), to the extent such sum does not exceed the Aggregate Deductible (such that, to the extent the aggregate amount of Title Benefits that exceed the Individual Title Benefit Threshold does not exceed such sum, there shall be no adjustment to the Purchase Price for Title Benefits), and (ii) to the extent that, after the aggregate amount of all such Title Benefit Amounts that exceed the Individual Title Benefit Threshold is applied as an offset as described in the preceding Section 11(h)(i), there remain any excess Title Benefit Amounts, the Purchase Price shall be adjusted upwards by an amount equal to such applicable excess Title Benefit Amount.
(i)	Exclusive Remedy. The provisions of Section 11 (and the related provisions set forth IN this agreement, including as to purchase price adjustments, closing conditions, termination rights, appendix i and the SPECIAL WARRANTY OF DEFENSIBLE TITLE) shall be the exclusive right and remedy of Buyer with respect to any Title Defect or other title matters, other than with respect to fraud or willful misconduct. Buyer hereby expressly waives any and all other rights or remedies with respect thereto.
12.	Environmental Defects.
(a)	Certain Environmental Defect Terms. Appendix II is hereby incorporated by reference.
(b)	Assertions of Environmental Defects. On or before the Defect Claim Date, Buyer shall deliver claim notices to Seller meeting the requirements of this Section 12 (collectively, the “Environmental Defect Notices”, and each individually, an “Environmental Defect Notice”) setting forth any matters that constitute Environmental Defects. For all purposes of this Agreement, but subject to Seller’s representations and warranties in Section 14 and in the officer’s certificate delivered by Seller at Closing with respect thereto, and without limiting the conditions to Closing in Section 17 or the termination provisions set forth in Section 20, and except with respect to fraud or willful misconduct, the provisions of this Section 12 shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental, health or safety matters and Buyer shall be deemed to have waived, and Seller shall have no liability for, any environmental, health or safety matters, including any Environmental Defect, that Buyer fails to assert as an Environmental Defect in a sufficient Environmental Defect Notice received by Seller on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing, and shall include (i) a description of the alleged Environmental Defect (including the applicable Environmental Law(s) violated thereby), (ii) identification of the Asset(s) affected by the alleged Environmental Defect (each such Asset, as applicable, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents available to Buyer reasonably necessary for Seller to verify the existence of the alleged Environmental Defect, and (v) a calculation (with reasonable supporting detail) of the Remediation Amount that Buyer asserts is attributable to the alleged Environmental Defect; provided, that any alleged failure to comply with the specific requirements of an Environmental Defect Notice shall not cause such notice to be invalid or any Environmental Defect to be waived if the Environmental Defect Notice is reasonably sufficient to provide notice to Seller of the existence and general nature of the alleged Environmental Defect. To give Seller an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to provide Seller weekly written notice of all Environmental Defects discovered by Buyer during the preceding period after the date the Agreement is signed and prior to delivery of such notice, which notice may be supplemented on or prior to the Defect Claim Date, provided that Buyer’s failure to deliver any weekly written notice or other notice of any Environmental Defect under the preceding sentence will not constitute or be deemed to constitute a waiver of Buyer’s right to assert any Environmental Defect on or before the Defect Claim Date. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws.
(c)	Seller’s Right to Cure. Notwithstanding anything to the contrary herein, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate, at any time prior to the end of the Cure Period, any Environmental Defect of which it has timely received an Environmental Defect Notice from Buyer. In the event that (i) an Environmental Defect Property is conveyed at Closing and the Environmental Defect is not cured prior to the expiration of the Cure Period, then Seller shall deliver to Buyer an amount equal to the Remediation Amount for the portion of any such Environmental Defect that remains uncured, or (ii) an Environmental Defect Property is retained by Seller pursuant to Section 12(d)(ii) and Seller thereafter Remediates, during the Cure Period, the Environmental Defect for which such exclusion was made, then within five (5) Business Days after the expiration of the Cure Period, subject to any other provisions of this Agreement that would require the exclusion of such Asset, such Environmental Defect Property (or portion thereof) that was previously excluded shall again be subject to the terms of this Agreement and Buyer shall pay to Seller an amount equal to the Allocated Value of such Environmental Defect Property, and, contemporaneously with Buyer’s payment, Seller shall convey to Buyer such previously excluded Environmental Defect Property (or portion thereof) pursuant to an assignment instrument in form and substance of Exhibit F.
(d)	Remedies for Environmental Defects. Subject to (v) Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, (w) the Individual Environmental Defect Threshold, (x) the Aggregate Deductible, (y) Seller’s ongoing right to Remediate any Environmental Defect under Section 12(c), and (z) the remaining provisions of this Section 12(d), if any Environmental Defect timely asserted by Buyer in accordance with Section 12(b) is not Remediated by Closing, then in connection with the Closing Seller shall, at its sole option and discretion, elect one or more of the following remedies for such Environmental Defect:

(i)	Seller will convey the entirety of the Environmental Defect Property that is subject to such Environmental Defect, in which Seller has not elected to cure, to Buyer, together with all associated Assets, at Closing, and make an accompanying reduction to the Purchase Price by the Remediation Amount for such Environmental Defect agreed to by the Parties or otherwise determined pursuant to Appendix II; or
(ii)	Seller will retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets (in which case, such Assets shall become Excluded Assets hereunder), and reduce the Purchase Price by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets.

If the option set forth in clause (i) above is selected, subject to Seller’s right to Remediate any Environmental Defect under Section 12(c), subject to the remaining provisions of this Section 12(d), and subject to Seller’s representations and warranties in Section 14 and in the officer’s certificate delivered by Seller at Closing with respect to such representations and warranties, (x) Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all liabilities with respect thereto, and (y) Buyer’s obligations with respect to the foregoing shall be deemed to constitute Assumed Obligations.  If Seller elects to attempt to Remediate any Environmental Defect pursuant to Section 12(c), Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws for the type of Remediation that Seller elects to undertake and at the Closing the Parties shall execute and deliver a mutually agreeable site access and indemnity agreement affording Seller reasonable access to the relevant Assets to conduct such Remediation.  Notwithstanding anything to the contrary in this Agreement, if the Remediation Amount of an Environmental Defect Property equals or exceeds the Allocated Value of such Environmental Defect Property, and Seller conveys such Environmental Defect Property to Buyer, then the Purchase Price shall be reduced by an amount equal to the Remediation Amount of such Environmental Defect Property, subject to the Individual Environmental Defect Threshold but without limitation by the Aggregate Deductible.  For the avoidance of doubt, to the extent any Remediation Amount of an Environmental Defect Property results in a reduction of the Purchase Price in accordance with the preceding sentence, such Remediation Amount will not be counted toward the Aggregate Deductible, and any such Remediation Amount will not be duplicated in any other adjustment made in accordance with the terms of this Agreement.

(e)	Exclusive Remedy. The provisions of Section 12 (and the related provisions set forth IN this agreement, including as to purchase price adjustments, closing conditions, termination rights and appendix iI) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental, health or safety matters, OTHER THAN WITH RESPECT TO FRAUD OR WILLFUL MISCONDUCT. Buyer hereby expressly waives any and all other rights or remedies with respect thereto.

(f)	Environmental Threshold and Deductible. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any individual Environmental Defect for which the Remediation Amount applicable thereto does not exceed Seventy Thousand Dollars ($70,000) (the “Individual Environmental Defect Threshold”) and (ii) in no event shall there be any adjustments to the Purchase Price or any other remedy provided by Seller hereunder for any Environmental Defect for which the Remediation Amount applicable thereto exceeds the Individual Environmental Defect Threshold unless and until (A) the sum of (1) the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate (excluding any Remediation Amounts attributable to (x) Environmental Defects Remediated by Seller, and (y) Environmental Defect Properties that are retained by Seller pursuant to Section 12(d)(ii), plus (2) the Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold, in the aggregate (excluding any Title Defect Amounts attributable to (x) Title Defects cured by Seller, and (y) Title Defect Properties retained by Seller pursuant to Section 11(e)(ii), exceeds (B) the Aggregate Deductible, in which case Buyer shall be entitled to remedies for such Environmental Defects only to the extent that the Remediation Amounts with respect thereto are in excess of such Aggregate Deductible.
13.	NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, naturally occurring radioactive material (“NORM”) or other hazardous materials. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The Wells, materials and equipment located on the Lands or included in the Assets may contain NORM and other wastes or hazardous materials. NORM containing material and/or other wastes or hazardous materials may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other hazardous materials from the Assets. Notwithstanding anything herein to the contrary, Buyer shall not be permitted to claim any Environmental Defect on the account of the presence of NORM on the Assets or the properties underlying the Assets.
14.Seller’s Representations and Warranties.  Seller represents and warrants that:
(a)	Seller is (i) a limited liability company, duly formed and validly existing under the Laws of the State of Delaware, and (i) duly qualified to do business in each jurisdiction where the Assets are located. This Agreement (and transactions contemplated hereunder) have been duly and validly authorized by all necessary limited liability company action on the part of Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.
(b)	Neither the execution and delivery of this Agreement by Seller nor the consummation or performance of the transactions contemplated by this Agreement by Seller will (i) contravene, conflict with or result in a violation of any organizational or governing documents of Seller, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers or members (or similar governing body) of Seller, (iii) contravene, conflict with or result in a violation of, or give any governmental authority or other person the right to challenge the transactions contemplated hereby, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any legal requirement or order to which Seller may be subject or (iv) result in a material default or an event that, with notice or lapse of time or both, would be a material default, breach or violation under any material term or provision of any Contract.
(c)	Seller has incurred no obligation, contingent or otherwise, for any brokers’, finders’, or consultants’ fees for which Buyer will be liable.
(d)	Except for claims or matters related to the bankruptcy cases of Seller and its affiliates commenced on February 1, 2017, and March 31, 2019, respectively, for which the United States Bankruptcy Court for the Southern District of Texas retains jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Seller or, to Seller’s knowledge, threatened against Seller or any affiliate of Seller, and Seller is not insolvent or generally not paying its debts when they become due.
(e)	Except as set forth on Schedule 14(e), there are no preferential rights to purchase in respect of any of the Assets or consents to assignment required in connection with the transactions set forth in this Agreement.
(f)	Set forth on Exhibit D are all contracts and other agreements relating to the Assets that are (i) agreements of or binding upon Seller to sell, lease, assign, farmout, exchange or otherwise dispose of any of the Assets after the Effective Time other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; (ii) joint operating agreements, unit operating agreements, area of mutual interest agreements and farmout and farmin agreements; (iii) unit or pooling agreements, declarations and orders; (iv) midstream rights, participation agreements, joint exploration or development agreements or non-competition (and similar) agreements; (v) hydrocarbon sales, marketing, storage, treatment, transportation, gathering, processing and similar midstream agreements; (vi) agreements containing unperformed commitments to drill additional wells or participate in material field operations; (vii) salt water disposal agreements; (viii) agreements relating to the Assets which could reasonably be expected to obligate Seller or its assignee to expend in excess of $75,000 (net to its interest) in any calendar year; (ix) any agreements relating to the Assets which could reasonably be expected to result in aggregate revenues to Seller or its assignee in excess of $75,000 (net to its interest) in any calendar year, (x) agreements with drilling carry or other carry obligations, (xi) agreements between Seller, on the one hand, and any affiliate of Seller, on the other hand, that were not terminated prior to the Effective Time, (xii) limited partnership or tax partnership agreements, or (xiii) any other contracts or agreements that could have a material effect on the ownership or operation of the Assets. To Seller’s knowledge, (x) all Contracts set forth on Exhibit D are in full force and effect, and (y) no party is in material default or breach of any such Contract.

(g)	Except as set forth on Schedule 14(g), with respect to the Assets, as of the Effective Time, there are no over-production or under-production or over-deliveries or under-deliveries with respect to hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.
(h)	Except as set forth on Schedule 14(h), there are no approved authorizations for expenditures and other approved capital commitments, individually equal to or greater than $50,000 (net to Seller’s interest) (the “AFEs”) relating to the Assets that are binding on the owner of the Assets after the Effective Time to drill or rework any Wells or for other capital expenditures for which all of the activities anticipated in such AFEs have not been completed prior to the Effective Time.
(i)	Seller has received no notice from any governmental authority or other person of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Laws (as defined in Appendix II) or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets or the ownership thereof. Neither Seller nor any of its affiliates is a party to any agreements or consents with, or is subject to any order, decree or judgment issued by, any governmental authority with respect to any Environmental Laws that relate to the Assets. To Seller’s knowledge, except as set forth on Schedule 14(i) there is no uncured material violation by Seller of any Environmental Laws with respect to Seller’s ownership of the Assets.
(j)	With respect to all Taxes related to the Assets: (i) all Tax Returns relating to the Assets required to be filed by Seller with respect to such Taxes have been timely filed with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed; (ii) such Tax Returns are true and correct in all material respects, (iii) all Taxes reported on such Tax Returns have been paid, except those being contested in good faith; (iv) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (v) there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; and (vi) there are no Tax liens on any of the Assets except for Permitted Encumbrances. None of the Assets is subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of this Agreement, “Taxes” means any federal, state, county, local, foreign and other taxes, fees, imposts, levies, or other similar governmental changes in the nature of a tax, including deficiencies, interest, additions to tax and penalties with respect thereto.

(k)	There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.
(l)	Except for the lawsuit listed on Schedule 14(l), there are no pending or, to Seller’s knowledge, threatened suits, actions, administrative or arbitration proceedings or other litigation (i) involving the Assets, or (ii) that would have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.
(m)	Schedule 14(m) lists all bonds, letters of credit and guarantees posted by Seller or its affiliates with respect to the Assets with any governmental authorities.
(n)	Except as provided on Schedule 14(n), during the period of Seller’s ownership of the Assets, Seller has properly paid, or caused to be paid, all royalties and other Burdens upon, measured by, or payable out of production of hydrocarbons, in all material respects due by Seller with respect to the Assets in accordance with applicable laws and the applicable Lease. Except as set forth on Schedule 14(n), to Seller’s knowledge, none of the Leases are being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production. Schedule 14(n) sets forth, as of the date set forth on such Schedule, all funds held in suspense (including funds held in suspense for unleased interests and penalties and interest) that are attributable to the Assets or any interests pooled, unitized or communitized therewith.
(o)	Neither Seller nor any of its affiliates has entered into any swap, forward, future or derivatives transaction or option or other similar hedge Contract pursuant to which any production of hydrocarbons from any of the Assets is dedicated or committed to as of or after the Effective Time.
(p)	Except as provided on Schedule 14(p), to Seller’s knowledge, (i) Seller and all third party operators of the Assets have all easements, rights of way, licenses and authorizations, including those from governmental authorities necessary to access, construct, operate, maintain and repair the Assets, and (ii) all equipment used or held for use in connection with the Assets has been maintained in working order and good operating condition in all material respects and is adequate for normal operation of the Assets, ordinary wear and tear excepted.
(q)	Except as provided on Schedule 14(q), as of the Execution Date, (i) there are no Wells in respect of which Seller or any of its affiliates has received a written order from any governmental authority or a written demand from any third party (in each case) requiring that such Wells be plugged and abandoned and (ii) to Seller’s knowledge, there are no Wells in use for purposes of production or injection or suspended or temporarily abandoned in accordance with applicable laws that (A) are required to be plugged and abandoned in accordance with applicable Laws or any Lease and (B) have not been (or are not in the process of being) plugged and abandoned. To Seller’s knowledge, all Wells that have been drilled, completed and operated by Seller within the two-year period before the Execution Date have been drilled and completed within the limits permitted by all applicable Leases, the Contracts and pooling or unit orders. To Seller’s knowledge, no Well operated by Seller is subject to penalties on allowables after the Effective Time because of overproduction.
(r)	To Seller’s knowledge, (i) all necessary Permits with respect to the ownership or operation of all Wells that have been drilled, completed and equipped (or permanently plugged and abandoned) and operated by Seller within the two-year period before the Execution Date have been obtained and maintained and (ii) there exists no material uncured violation of the terms and provisions of any such Permits. Neither Seller nor its affiliates has received any written notice of from a governmental authority claiming the lack of a Permit or default under any Permit with respect to any Asset operated by Seller or its affiliates.
(s)	Schedule 14(s) contains a complete and accurate list of the status of any “payout” balances, as of the date indicated on such Schedule, for the Wells that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).
(t)	Seller maintains with respect to the Assets the insurance coverage described on Schedule 14(t).
(u)	Except for (a) the rights of any lessor to take free gas under the terms of the relevant Lease for its use on the lands covered by such Lease, (b) any throughput deficiencies and gas balancing arrangements attributable to or arising out of any Contract, (c) any Burdens payable out of production of hydrocarbons and (d) any imbalances, Seller is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment, to deliver hydrocarbons attributable to the Properties, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.

To the extent Seller has made any representations or warranties under Section Error! Reference source not found., Section 14(g), Section Error! Reference source not found., Section 14(j)(v), Section 14(j)(vi), Section Error! Reference source not found. or Section Error! Reference source not found.(i) in connection with matters relating to any Assets that are not operated by Seller or its affiliates, each and every such representation and warranty shall be deemed to be qualified by the phrase, “to Seller’s knowledge.”

15.Buyer’s Representations and Warranties.  Buyer represents and warrants that:
(a)	Buyer is duly qualified to do business in Texas and, as of Closing, will be duly qualified to do business in each other jurisdiction where the Assets are located. This Agreement (and transactions contemplated hereunder) have been duly and validly authorized by all necessary corporate action on the part of Buyer and constitute the legal, valid and binding obligations of Buyer.
(b)	Buyer has incurred no obligation, contingent or otherwise, for any brokers’, finders’ or consultants’ fees for which Seller will be liable.
(c)	There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer, and Buyer is not insolvent or generally not paying its debts when they become due.
(d)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of the transaction contemplated hereby by Buyer shall (i) contravene, conflict with or result in a violation of any provision of the organizational or other governing documents of Buyer, (ii) contravene, conflict with or result in a violation of any resolution adopted by the board of managers, or members of Buyer or (iii) contravene, conflict with or result in a violation of, or give any governmental authority or other person the right to challenge the transaction contemplated hereby, to terminate, accelerate or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any legal requirement or order to which Buyer may be subject.
(e)	There is no suit, action or litigation by any person by or before any governmental authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened, against Buyer, that would have the effect of preventing, delaying, making illegal or otherwise interfering with Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
(f)	Buyer shall have as of Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable it to (i) deliver the amounts due at the Closing, (ii) take such actions as may be required to consummate the transaction contemplated hereby and (iii) timely pay and perform Buyer’s obligations under this Agreement. Buyer expressly acknowledges that in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.
(g)	Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws.
(h)	Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Section 14 and the special warranty of Defensible Title as set forth in the Assignment with respect to the Assets, Buyer has relied or shall rely on its own independent investigation and evaluation of the Assets, which investigation and evaluation was done by Buyer and its own legal, tax, economic, environmental, engineering, geological and geophysical advisors. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation and evaluation and not on any factual representations or opinions of Seller or any representatives or consultants or advisors engaged by or otherwise purporting to represent Seller or any affiliate of Seller (except the specific representations and warranties of Seller set forth in Section 14 and the special warranty of Defensible Title in the Assignment with respect to the Assets). Buyer hereby acknowledges that, other than the representations and warranties made in Section 14 and the special warranty of Defensible Title in the Assignment with respect to the Assets, neither Seller nor any representatives, consultants or advisors of Seller or its affiliates make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Assets.
(i)	Buyer is, or as of the Closing will be, qualified under applicable Law to own the Assets and has, or as of the Closing will have, complied with all necessary bonding requirements of governmental authorities required for Buyer’s ownership or operation of the Assets.
16.Seller’s Conditions to Close.  The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:
(a)	The representations and warranties of Buyer set forth in Section 15 shall be true and correct in all material respects as of the Closing (except with respect to the representations and warranties set forth in Sections 15(a), 15(b), 15(c) and 15(d) which shall be true in all respects) as though made on and as of the Closing, except for those representations and warranties made as of a specified date, which shall be true correct (or true and correct in all material respects, as applicable above), as of such specified date.
(b)	Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.
(c)	No material suit, action, or other proceeding instituted by any person (other than Seller or any affiliate of Seller) shall be pending before any governmental authority seeking to restrain, prohibit, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any governmental authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no law, statute, rule, regulation or other requirement shall have been promulgated or enacted and remain in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
(d)	An authorized officer of Buyer shall have executed and delivered (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 16(a) and 16(b) have been fulfilled by Buyer.
(e)	Buyer shall have executed and delivered (or be ready, willing and able to deliver at Closing) to Seller the documents, including the Change of Operator form and other items, and the estimated adjusted Purchase Price, required to be delivered by Buyer under Section 18.
(f)	The aggregate Title Defect Amount and Remediation Amount is less than twenty percent (20%) of the unadjusted Purchase Price.

17.Buyer’s Conditions to Close.  The obligations of Buyer to consummate the transactions provided for herein is subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing of each of the following conditions:
(a)	The representations and warranties of Seller set forth in Section 14 shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except with respect to the representations and warranties set forth in Sections 14(a), 14(b), 14(c) and 14(d), which shall be true and correct in all respects, as though made on and as of the Closing), except for those representations and warranties made as of a specified date, which shall be true correct (or true and correct in all material respects, as applicable above), as of such specified date.
(b)	Seller shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing.
(c)	No material suit, action, or other proceeding instituted by any person (other than Buyer or any affiliate of Buyer) shall be pending before any governmental authority seeking to restrain, prohibit, enjoin, or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any governmental authority or arbitrator to restrain, prohibit, enjoin or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement, and no law, statute, rule, regulation or other requirement shall have been promulgated or enacted and remain in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated by this Agreement.
(d)	An authorized officer of Seller shall have executed and delivered (or be ready, willing and able to deliver at Closing) a certificate dated as of the Closing Date certifying on behalf of the Seller that the conditions set forth in Section 17(a) and 17(b) have been fulfilled by Seller.
(e)	Seller shall have executed and delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 18.
(f)	The aggregate Title Defect Amount and Remediation Amount is less than twenty percent (20%) of the unadjusted Purchase Price.
(g)	No Casualty Loss shall have occurred involving Damages reasonably expected to exceed ten percent (10%) of the unadjusted Purchase Price.
18.Closing.  The closing of the transactions described in this Agreement (the “Closing”) shall occur on or before December 31, 2020 (the date such Closing occurs, the “Closing Date”).  For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday on which banks located in Houston, Texas are open for business.  At Closing, (a) Buyer shall pay to Seller the Purchase Price (as adjusted, if applicable, under Section 4), less the Deposit, and less $5,800,000 (the “Indemnity Escrow Amount”), via wire transfer of immediately available funds, (b) the parties shall instruct the Escrow Agent to pay the Deposit to the Seller, (c) Buyer shall pay, via wire transfer of immediately available funds, the Indemnity Escrow Amount to the Escrow Agent to be held by the Escrow Agent in accordance with Section Error! Reference source not found. and Section 8(d); provided the parties may agree in writing to net any amounts owed to or from the parties to or from the Escrow Agent as of the Closing, (d) Seller will execute and deliver an assignment, conveyance and bill of sale covering the Assets in the form attached hereto as Exhibit F (the “Assignment”), together with any other instrument or document (e.g., Bureau of Indian Affairs or Bureau of Land Management assignment forms) reasonably required with respect thereto, (e) the Parties shall take such further actions as may be reasonably necessary to evidence and effectuate the transaction contemplated by this Agreement, (f) Buyer shall obtain replacements for the bonds, letters of credit and guarantees necessary to terminate the obligations of Seller or its affiliates with respect to the Assets and Buyer shall provide evidence of the posting of such bonds or other securities with all applicable governmental authorities meeting the requirements of such authorities, (g) Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller (or its regarded owner, if Seller is an entity disregarded as separate from its owner) is neither a disregarded entity nor a foreign person within the meaning of the Internal Revenue Code of 1986, as amended, and Treasury Regulations promulgated thereunder, (h) Seller will deliver to Buyer all relevant files and records relating to the Assets that can reasonably be delivered at Closing and will deliver the remainder of such files and records within 30 days after Closing; (i) Buyer and Seller shall each execute and deliver the appropriate Change of Operator forms, and other documents reasonably necessary to assist Buyer in becoming the Operator of the Assets that are operated by Seller as of the Closing; (j) Buyer agrees to remove all signs, markers and logos of Seller or affiliates of Seller within 60 days of Closing; and (k) Seller will execute and deliver a perpetual, world-wide, royalty-free license for that certain seismic data described on the attached Exhibit G, which license Seller will deliver in the form attached hereto as Exhibit G.  The Closing shall be held at the offices of Womble Bond Dickinson (US) LLP, counsel to Seller, located at 811 Main Street, Suite 3130, Houston, Texas 77002, or at such other location or through such other methods (including the electronic exchange of documents) as may be mutually agreed upon by Seller and Buyer.

19.	Taxes.
(a)	All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. Buyer shall be responsible for, and shall bear and pay, all sales, use, transfer, stamp, registration and similar taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”). Seller shall bear and pay, all ad valorem, property, excise, severance, production, sales, use and similar taxes (including any interest, fine, penalty or additions to tax imposed by a government authority in connection with such taxes) based upon operation or ownership of the Assets or production of hydrocarbons or the receipt of proceeds therefrom (collectively, the “Asset Taxes”) assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any tax period beginning before and ending after the Effective Time (a “Straddle Period”) ending immediately prior to the date on which the Effective Time occurs. All Asset Taxes arising on or after the Effective Time (including all Straddle Period Asset Taxes not apportioned to Seller) shall be allocated to and borne by Buyer. To the extent the actual amount of any Asset Taxes described in this Section 19 is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 4, as applicable, Buyer and Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of such adjustment. Upon determination of the actual amount of Asset Taxes, payments will be made to the extent necessary to cause the appropriate Party to bear the Asset Taxes allocable to such Party under this Section 19. For purposes of allocation between the Parties of Asset Taxes: (A) Asset Taxes that are attributable to the severance or production of hydrocarbons or otherwise imposed on a transactional basis (other than Asset Taxes described in clause (B) below) shall be allocated to the period in which the severance, production or other transaction giving rise to such Asset Taxes occurred; and (B) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis with respect to a Straddle Period shall be allocated pro rata per day between the portion of such Straddle Period ending immediately prior to the date on which the Effective Time occurs (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning on the date on which the Effective Time occurs (which shall be Buyer’s responsibility). For purposes of clause (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the date on which the Effective Time occurs and the period beginning on the date on which the Effective Time occurs.
(b)	Other than with respect to tax periods ending prior to the Effective Time, Buyer shall be responsible for filing with the appropriate governmental authorities all returns (including information returns), reports, statements, schedules, notices, forms, elections, estimated tax filings, claims for refund or other documents filed with or submitted to, or required to be filed with or submitted to, any governmental authority with respect to any tax (“Tax Returns”) for Asset Taxes that are required to be filed after the Closing and paying the Asset Taxes reflected on such Tax Returns as due and owing, subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible under Section 19(a). Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable law. Buyer shall provide Seller with a copy of any Tax Return relating to any Straddle Period for Seller’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and Buyer shall incorporate all reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.
(c)	The Parties shall cooperate fully, as and to the extent reasonably necessary in connection with the filing of any Tax Returns, state and federal regulatory reports, royalty payments including related deduction and any audit, litigation or other proceeding with respect to these matters for the Assets.
(d)	Seller shall be entitled to any and all refunds of Asset Taxes allocated to Seller pursuant to Section 19(a), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 19(a). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 19(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.
(e)	Seller shall prepare the initial draft allocation of the Purchase Price and any liabilities assumed by Buyer under this Agreement that are treated as consideration for United States federal income tax purposes among the Assets in accordance with Section 1060 of the Code within ninety (90) days after the Closing Date. Such draft allocation shall be prepared in a manner consistent with the Allocated Values of the Assets determined pursuant to Section 3. Seller and Buyer shall then prepare a mutually agreeable final allocation schedule (the “Tax Allocation”), which shall be consistent with the Allocated Values of the Assets determined pursuant to Section 3 and updated if necessary to reflect any adjustments provided for under this Agreement. If Seller and Buyer cannot agree on the Tax Allocation, such matter shall be resolved by the Independent Expert referred to, and in the manner described, in Section 6 in Appendix I. Seller and Buyer each agree to report, and to cause their respective affiliates to report, the federal, state, and local income and other tax consequences of the transactions contemplated hereunder, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by any applicable law after notice to and discussions with the other Party, or with such other Party’s prior consent; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceedings in connection with such allocation.
20.Termination.
(a)	Subject to Section 20(b), this Agreement may be terminated at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following:
(i)	by mutual written agreement of Seller and Buyer;
(ii)	by Seller or Buyer if the other Party has materially breached this Agreement and such breach causes any of the conditions to close of the non-breaching Party set forth in Sections 16 and 17, respectively, not to be satisfied as of Closing; provided, however, that in the case of a breach that is capable of being cured, the breaching Party shall have until the earlier of (A) ten (10) days following written notice of breach to attempt to cure the breach and (B) one (1) Business Day prior to the Outside Date;
(iii)	by Seller or Buyer if the aggregate Title Defect Amount and Remediation Amount exceeds twenty percent (20%) of the unadjusted Purchase Price;

(iv)	by Buyer if a Casualty Loss shall have occurred involving Damages reasonably expected to exceed ten percent (10%) of the unadjusted Purchase Price; or
(v)	by Seller or Buyer if the closing shall not have occurred on or before January 29, 2021 (the “Outside Date”);

provided, however, that neither Party shall have the right to terminate this Agreement pursuant to clauses (ii) or (v) immediately above if such Party is at such time in material breach of any provision of this Agreement.

(b)	Remedies.
(i)	If Seller has the right to terminate this Agreement pursuant to Section 20(a)(ii) in a situation where the conditions to closing set forth in Section 17 have been satisfied or waived in writing by Buyer (excluding conditions that by their terms, cannot be satisfied until the Closing), and Seller has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, then Seller shall, as its sole and exclusive remedy, be entitled to terminate this Agreement and the Parties shall promptly instruct the Escrow Agent to pay the Deposit to the Seller as liquidated damages. The Parties recognize that actual damages for Buyer’s breach would be difficult to ascertain with reasonably certainty and that the Deposit would be reasonable liquidated damages for such breach.
(ii)	If Buyer has the right to terminate this Agreement pursuant to Section 20(a)(ii) in a situation where the conditions to closing set forth in Section 16 have been satisfied or waived in writing by Seller (excluding conditions that by their terms, cannot be satisfied until the Closing), and Buyer has performed or is ready, willing and able to perform all of its agreements and covenants contained herein which are to be performed or observed at or prior to the Closing, then Buyer shall, as its sole and exclusive remedy, be entitled to (x) terminate this Agreement, receive return of the Deposit, in which case Seller and Buyer shall instruct the Escrow Agent to pay the Deposit to Buyer within three (3) Business Days following Buyer’s election to terminate, and (y) pursue a claim for Buyer’s actual damages against Seller up to an amount equal to the Deposit (in addition to return of the Deposit to Buyer).
(iii)	If this Agreement terminates for reasons other than those set forth in Section 20(b)(i) or Section 20(b)(ii), then (A) the Parties shall have no liability or obligation hereunder as a result of such termination, (B) within three (3) Business Days of the date this Agreement is terminated, Seller and Buyer shall promptly instruct the Escrow Agent to pay the Deposit to Buyer free and clear of any claims thereon by Seller, and (C) Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement. The following provisions shall survive termination: Sections 20(b) (Remedies), 22(c) (Governing Law; Venue; Jury Waiver), 22(e) (Confidentiality), 22(i) (Notices), 22(k)

(Limitation on Damages), 22(o) (Severability) and 22(q) (Rules of Construction).
21.	Operation of the Assets. Between the execution of this Agreement and the Closing, (a) Seller shall operate its business with respect to its ownership and operation of the Assets in the ordinary course of business consistent with past practice, (b) Seller shall not commence, propose, or participate or elect not to participate in any new drilling, reworking or other operation, with respect to the Wells or Leases or other Assets with an anticipated cost in excess of One Hundred Thousand Dollars ($100,000) net to Seller’s interest, except for any emergency operations necessary to protect life, property or the environment, (c) Seller shall not convey, encumber or otherwise dispose of any part of Seller’s interest in the Assets, other than the sale of hydrocarbons in the ordinary course of business consistent with past practice, (d) Seller shall not, except in the ordinary course of business consistent with past practice, enter into any material agreement, contract or commitment, or materially amend or change the terms of any such agreement, contract or commitment, (e) Seller shall give written notice to Buyer as soon as is practicable of any emergency action taken with respect to the Assets or any material damage or casualty to or destruction or condemnation of any of the Assets; (f) Seller shall notify Buyer of any election that Seller or its or their affiliates is required or has the right to make under any joint operating agreement, marketing or purchase contract, area of mutual interest agreement or farmout agreement, specifying the nature and time period associated with such election; (g) Seller shall not settle any suit or litigation or waive any material claims, in each case, attributable to the Assets and affecting the period after the Execution Date; (h) Seller shall not grant or create any preferential purchase rights with respect to the Assets; and (i) Seller shall maintain and cause to be maintained in full force and effect all insurance policies carried as of the date hereof with respect to the Assets.
22.	Miscellaneous. The parties further agree as follows:
(a)	Assignment. Other than assignments made pursuant to Section 22(n), neither Party shall assign all or any part of this Agreement, and neither Party shall assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any assignment or delegation made without such consent shall be void; provided, however, that Buyer may freely assign all or any part of this Agreement, or assign or delegate all or any part of its rights or duties hereunder to one or more of its affiliates. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
(b)	Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
(c)	Governing Law; Venue; Jury Waiver.
(i)	THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW

THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(ii)	THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (A) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (B) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (C) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES OR PROCESS AT THE ADDRESS SET OUT IN SECTION 22(i) OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(iii)	EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
(iv)	THE BUYER ACKNOWLEDGES THAT ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT ARE OF A COMMERCIAL AND NOT A GOVERNMENTAL NATURE.

(d)	Amendment. This Agreement may be amended only by written instrument executed by both parties and expressly identified as an amendment or modification.
(e)	Confidentiality. The Parties shall keep this Agreement and their negotiations with respect to the Assets strictly confidential and, without the prior written consent of the other Party, shall not disclose the same to any third person or Party other than to their respective affiliates and such Party’s and its affiliates’ respective officers, directors, managers, members, employees, agents, advisors, attorneys, consultants and representatives. The Parties shall be entitled to disclose the terms of this Agreement with marketing companies with which the Parties have prior dedications covering the Lands and any holders of preferential rights to purchase or consents to assign rights that are triggered by this transaction.
(f)	Counterparts; Treatment as Original. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together shall constitute the same agreement, and any signature hereto delivered by a Party by facsimile or other electronic transmission (e.g., email) shall be deemed an original signature hereto for all purposes.
(g)	Reserved.
(h)	Press Release. If any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review at least one (1) Business Day prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof. Failure to agree or to provide comments back to the other Party within one (1) Business Day of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof, so long as the reviewing Party’s name is not included in the release or announcement. Seller and Buyer shall each be liable for the compliance of their respective affiliates with the terms of this Section 22(h). Notwithstanding anything to the contrary in this Section 22(h), no Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).
(i)	Notices. All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been fully made if actually delivered, if mailed by registered or certified mail, postage prepaid, or if delivered by recognized overnight courier service, in each case to the addresses as set forth below:

SELLER

Grizzly Operating, LLC

5847 San Felipe, Suite 3000

Houston, Texas 77057

Attention: Steve Herod

E-mail: sherod@grizzlyenergyllc.com

and

Grizzly Operating, LLC

5847 San Felipe, Suite 3000

Houston, Texas 77057

Attention: Sasha Vaikhman, General Counsel and VP of Legal

E-mail: svaikhman@grizzlyenergyllc.com

BUYER

Contango Oil & Gas Company

2431 E. 61st Street

Tulsa, OK 74136

Attention: Ryan Logsdon

Email: Ryan.Logsdon@contango.com

and

Contango Oil & Gas Company

2431 E. 61st Street

Tulsa, OK 74136

Attention: Chad McLawhorn

Email: Chad.McLawhorn@contango.com

(j)	Disclosures with Multiple Applicability; Materiality. If any fact, condition, or matter disclosed by Seller on an Exhibit and/or Schedule applies to more than one (1) provision of this Agreement, a single disclosure of such fact, condition or matter on Seller’s Exhibits and/or Schedules shall constitute disclosure with respect to all provisions of this Agreement to which such fact, condition, or other matter applies, to the extent the relevance of such matter thereto is reasonably apparent on its face, regardless of the provision of Seller’s Exhibits and/or Schedules in which such fact, condition or other matter is described.
(k)	Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THE TERMS OF THIS AGREEMENT, NO MEMBER OF BUYER GROUP OR SELLER GROUP SHALL BE ENTITLED TO (AND EACH SUCH MEMBER WAIVES) PUNITIVE OR EXEMPLARY DAMAGES, OR REMOTE OR SPECULATIVE DAMAGES OF ANY KIND, IN CONNECTION WITH EITHER THIS AGREEMENT, THE ASSIGNMENT DELIVERED AT CLOSING OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(l)	Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
(m)	Casualty Loss. Notwithstanding anything herein to the contrary, from and after the execution of this Agreement, if Closing occurs, Buyer shall assume all risk of loss with respect to the depreciation of Assets due to ordinary wear and tear. If, after the execution of the Agreement but prior to or on the Closing Date, any portion of the Assets are damaged, destroyed or otherwise impaired by fire, explosion, hurricane, storm, weather events, earthquake, act of nature, civil unrest, or similar disorder, terrorist acts, war or any other hostilities or other casualty or is expropriated or taken in condemnation or under right of eminent domain by any governmental authority, whether or not fixed or repaired or in any way remediated (each a “Casualty Loss”), Seller shall promptly notify Buyer in writing thereof, and Seller shall nevertheless be required to proceed with Closing. Seller shall, if requested by Buyer, promptly take all actions necessary or appropriate in order to repair, replace or otherwise remediate the Assets affected by such Casualty Loss such that the affected Assets are in substantially the same state of operation and repair as they were in immediately prior to such Casualty Loss. To the extent Seller is entitled to recovery from any third party, including under any insurance policy, on account of any Casualty Loss, and Seller does not remediate the Assets affected by the Casualty Loss, Seller shall pay to Buyer the amounts recovered from any third parties, including under any applicable insurance policy (less any costs incurred by Seller to recover such amounts), if any.
(n)	Like-Kind Exchange. To the extent allowed by applicable law, any Party to this Agreement may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Assets (“Like-Kind Exchange”) at any time prior to the Closing Date. In order to effect a Like-Kind Exchange, the non-electing Party shall cooperate and do all acts as may be reasonably required or requested by the Party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, permitting such Party to assign its rights under this Agreement to a Qualified Intermediary of such Party’s choice in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange. Seller reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Assets to a Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) in connection with effecting a Like-Kind Exchange. No assignment pursuant to this provision shall release the Parties from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Assets if such costs are the result of the other Party’s Like-Kind Exchange, and the Party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other Party from and against all costs, expenses, claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.
(o)	Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
(p)	Recording. As soon as practicable after Closing, Buyer shall record the Assignment and other assignments, if any, delivered at Closing in the appropriate counties as well as with any appropriate governmental authorities and provide Seller with copies of all recorded or approved instruments.
(q)	Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited. The words “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection and clause hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles (“GAAP”) as interpreted as of the Execution Date. Unless expressly provided to the contrary, the word “or” is not exclusive. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended.

* * * * *

[Remainder of page intentionally left blank]

ACCEPTED and AGREED to as of the Execution Date by:

GRIZZLY OPERATING, LLC

By: /s/ Steve Herod ____________
Name:Steve Herod

Title:CEO

Signature Page to Purchase and Sale Agreement

WBD (US) 50722696v10

ACCEPTED and AGREED to as of the Execution Date by:

CONTANGO OIL & GAS COMPANY

By: /s/ Farley Dakan

Name: W. Farley Dakan

Title: President

Signature Page to Purchase and Sale Agreement

WBD (US) 50722696v10

APPENDIX I

1.Defensible Title.  “Defensible Title” shall mean title as of the Effective Time and as of the Defect Claim Date that, subject to Permitted Encumbrances:
(a)	with respect to the Target Formation of each Well shown in Exhibit B, entitles Seller to receive not less than the NRI shown in Exhibit B for such Well, except for (i) decreases in connection with those operations in which Seller may from and after the execution of the Agreement elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment of pools or units, (iii) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past underdeliveries, (iv) decreases resulting from actions by Buyer, (v) decreases resulting from any reversion of interest to a co-owner with respect to operations in which such co-owner, after the Effective Time, elects not to consent, or prior to the Effective Time, elected not to consent, and (vi) as otherwise stated in Exhibit B;
(b)	with respect to the Target Formation of each Well shown in Exhibit B, obligates Seller to bear a percentage of the costs and expenses for the development and maintenance of, and operations relating to, such Well of not more than the working interest shown in Exhibit B for such Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners from and after the Effective Time under applicable operating agreements, (ii) increases to the extent that such increases are accompanied by a proportionate (or greater than proportionate) increase in Seller’s NRI with respect to such Well, (iii) increases resulting from actions by Buyer, (iv) increases resulting from the establishment or amendment of pools or units and (v) as otherwise stated in Exhibit B; and
(c)	with respect to each Asset, is free and clear of all liens, mortgages, pledges, charges encumbrances, security interests or other similar encumbrances.
2.	Net Revenue Interest. “NRI” shall mean with respect to a Well, the decimal interest of Seller in and to all production of hydrocarbons produced and saved or sold from or allocated to such Well (limited to the Target Formation of such Well) after giving effect to all rentals, royalties (including overriding royalties, nonparticipating royalties, excess royalties, minimum royalties and shut-in royalties), net profits interests, bonuses, production payments, carried interests, reversionary interests and other burdens upon, measurable or payable out of production therefrom (collectively, “Burdens”).
3.	Target Formation. “Target Formation” shall mean, with respect to each Well, the currently producing formation of such Well.
4.Permitted Encumbrances.  “Permitted Encumbrances” shall include:
(a)	the terms and conditions of all Contracts, Leases (including with respect to (x) any Leases that have expired, or will expire, pursuant to their express terms, and (y) any portions of any Leases that are lost as the result of any vertical or horizontal “Pugh clauses” or other similar provisions contained therein) and burdens if the net cumulative effect of such Contracts, Leases and burdens does not operate to: (i) decrease the NRI for any Well to an amount less than the NRI set forth in

Appendix I to PSA - 1

Exhibit B for such Well; or (ii) obligate Seller to bear a working interest with respect to any Well in an amount greater than the working interest set forth in Exhibit B for such Well (unless the NRI for such Well is greater than the NRI set forth in Exhibit B in the same (or greater) proportion as any increase in such working interest);
(b)	preferential rights to purchase listed on Schedule 14(e) and any consents (including customary post-Closing consents), and any required notices to, or filings with, governmental authorities in connection with the consummation of the transactions contemplated by this Agreement;
(c)	liens for taxes or assessments not yet due or delinquent; or, if delinquent, that are being contested in good faith;
(d)	conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them, other than circumstances where such rights have already been triggered;
(e)	such Title Defects as Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;
(f)	all applicable permits and laws and all rights reserved to or vested in any governmental authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any Asset; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Asset to any governmental authority with respect to any franchise, grant, license or permit;
(g)	rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;
(h)	easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other similar rights for the purpose of surface or other operations, facilities, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and other like purposes, or for the joint or common use of the lands, rights-of-way, facilities and equipment, which, in each case, do not materially impair the operation or use of the Assets as currently operated and used;
(i)	vendors’, carriers’, warehousemens’, repairmens’, mechanics’, workmens’, materialmens’, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;

Appendix I to PSA - 2

(j)	liens created under Leases, permits, easements, rights-of-way or Contracts, or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(k)	any encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(l)	any matters set forth in Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit B, Exhibit C, Exhibit D, Exhibit E, or Exhibit F;
(m)	calls on production under existing Contracts that can be terminated upon not more than sixty (60) days’ notice;
(n)	limitations (including drilling and operating limitations) imposed on the Assets by reason of the rights of subsurface owners or operators in a common property (including the rights of coal, utility and timber owners);
(o)	all depth restrictions or limitations applicable to any Asset set forth in Exhibit A-1, Exhibit A-2, or Exhibit B or contained in any Leases, permits, easements, rights-of-way or Contracts;
(p)	zoning and planning ordinances and municipal regulations;
(q)	defects in the chain of title consisting of the failure to recite marital status in a document or the omissions of (i) affidavits or similar instruments reflecting heirship or (ii) estate proceedings;
(r)	defects arising out of lack of survey, unless a survey is expressly required by applicable laws;
(s)	defects arising out of lack of corporate or other entity authorization in the public records, unless Buyer provides affirmative evidence that such corporate or other entity action results in another person’s actual and superior claim of title to the relevant Asset;
(t)	defects based upon the failure to record any right-of-way included in the Assets or any assignments of interests in such rights-of-way included in the Assets in any applicable federal, state or county records, unless such failure has resulted in another person’s actual and superior claim of title to the relevant Asset;
(u)	defects arising from Leases failing to have pooling provisions;
(v)	defects arising from any change in laws after the Effective Time, including changes that would raise the minimum landowner royalty;
(w)	defects that affect only which person has the right to receive royalty payments (rather than the amount of the proper payment of such royalty payment);
(x)	defects based solely on: (i) lack of information in Seller’s files, (ii) references to an unrecorded document to which neither Seller nor any affiliate of Seller is a

Appendix I to PSA - 3

party, if such document is not in Seller’s files, or (iii) any tax assessment, tax payment or similar records or the absence of such activities or records;
(y)	any matter that would not constitute a Title Defect under the terms of this Agreement;
(z)	all other encumbrances, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate do not: (i) decrease the NRI for any Well to an amount less than the NRI set forth in Exhibit B for such Well; or (ii) obligate Seller to bear a working interest for any Well in an amount greater than the working interest set forth in Exhibit B for such Well (unless the NRI for such Well is greater than the NRI set forth in Exhibit B in the same proportion as any increase in such working interest); and
(aa)	any liens, obligations, defects, irregularities or other encumbrances affecting the Assets that would be customarily waived or accepted by an ordinary prudent operator or company experienced in the acquisition or divestiture of producing oil and gas properties.
5.Title Defects and Title Benefits; Title Defect and Benefit Amounts.
(a)	A “Title Defect” shall mean any encumbrance or other defect that causes Seller not to have Defensible Title in and to any Asset; provided that Permitted Encumbrances shall not be considered Title Defects.
(b)	The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect determined in accordance with the following:
(i)	If the Title Defect is a deficiency in NRI, the Title Defect Amount shall be equal to the product of (A) the Allocated Value of the affected Asset, multiplied by, (B) a fraction, (1) the numerator of which is the difference between Seller’s actual NRI and the NRI set forth on Exhibit B, for the Title Defect Property, and (2) the denominator of which is NRI set forth on Exhibit B, as applicable, for such Title Defect Property.
(ii)	If the Title Defect is not of the type described in subsection 5(b)(i) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the reasonably anticipated cost to cure the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property and such other reasonable factors as are necessary to make a proper evaluation. The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder.
(iii)	Notwithstanding anything to the contrary in this Appendix I Section 5, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property (whether related to an adjustment

Appendix I to PSA - 4

to the Purchase Price or any other remedy provided by Seller hereunder or any claim for any breach of the special warranty of Defensible Title contained in the Assignment) shall not exceed (A) the reasonable cost and expense of curing such Title Defect (if such Title Defect is reasonably capable of being cured) or (B) the Allocated Value of such Title Defect Property.
(c)	A “Title Benefit” shall mean any right, circumstance or condition that operates to (i) increase the NRI of Seller as of Closing in the Target Formation of the Leases as set forth on Exhibit A-2 or the Wells (limited to any currently producing formations) above that shown on Exhibit B, as applicable, without a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-2, as applicable, or (ii) in the case of the Leases, increase the net mineral acres for such Lease in the Target Formation as set forth in Exhibit A-2 above that shown on Exhibit A-2 as a result of an increase in (a) the number of gross acres in the lands covered by such Lease or (b) the undivided percentage interest in oil, gas and other minerals covered by the Lease in such lands.
(d)	The “Title Benefit Amount” resulting from a Title Benefit shall be the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:
(i)	if Buyer and Seller agree on the Title Benefit Amount, that amount shall be the Title Benefit Amount;
(ii)	if the Title Benefit reflects a difference (with a proportional increase in the working interest for the affected Title Defect Property) between (A) the NRI for the affected Title Benefit Property and (B) the NRI stated in Exhibit A-2 or Exhibit B, as applicable, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the amount of the NRI increase and the denominator of which is the NRI stated in Exhibit A-2 or Exhibit B, as applicable;
(iii)	if the Title Benefit reflects a difference between (A) the net mineral acres for the affected Lease and (B) the net mineral acres stated in Exhibit A-2, the Title Benefit Amount shall be the product of Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the net mineral acres increase for such Title Benefit Property and the denominator of which is the net mineral acres of such Title Benefit Property stated in Exhibit A-2; and
(iv)	if the Title Benefit represents a benefit in the ownership or title to the Title Benefit Property of a type not described in subsections (ii) or (iii) above, the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property benefitted by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the Title Benefit Property, the values placed upon the Title Benefit by

Appendix I to PSA - 5

Buyer and Seller and such other factors as are necessary to make a proper evaluation.
6.	Independent Expert.
(a)	Any disputes regarding Title Defects, Title Benefits, Environmental Defects, Title Defect Amount, Title Benefit Amount, Remediation Amount, appropriate cure of any Title Defect or Remediation of any Environmental Defect, or the Final Settlement Statement or other accounting matters that are not resolved within one hundred fifty (150) days following Closing may be submitted by a Party, with written notice to the other Party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert shall be selected by Buyer and Seller (acting reasonably and in good faith) within fifteen (15) days following the effective date of said notice. The Independent Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Independent Expert in the process of resolving such dispute. For any title matter, the Independent Expert must have not less than ten (10) years’ experience as a lawyer with experience in oil and gas titles involving properties in the same geographic region in which the Assets are located. For any environmental matter, the Independent Expert must have not less than ten (10) years’ experience in environmental matters involving oil and gas properties in the same geographic region in which the Assets are located. If disputes exist with respect to both title and environmental matters, the Parties will conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Independent Experts. For any Final Settlement Statement or accounting matter, the Independent Expert shall be chosen in the same manner as for the other matters described in this Section 6.
(b)	If Buyer and Seller fail to select an Independent Expert within the fifteen (15) day period referred to in Appendix I Section 6(a) above, within three (3) days thereafter, each of Buyer and Seller shall choose an Independent Expert meeting the qualifications set forth above, and such experts shall promptly choose a third Independent Expert (meeting the qualifications provided for herein) who alone shall resolve the disputes between Buyer and Seller. Buyer and Seller shall each bear its own costs and expenses incurred in connection with any such proceeding and one-half (1/2) of the costs and expenses of the Independent Expert.
(c)	Disputes to be resolved by an Independent Expert shall be resolved in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent such rules do not conflict with the terms of Appendix I and Appendix II, mutually agreed procedures and rules and, failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the American Arbitration Association. The decision and award of the Independent Expert shall be binding upon the Parties and final and non-appealable to the maximum extent permitted by law and judgment thereon may be entered in a court

Appendix I to PSA - 6

of competent jurisdiction and enforced by any Party as a final judgment of such court.
(d)	Within five (5) Business Days following the receipt by either Party of written notice of a dispute, the Parties will exchange their written description of the proposed resolution of the disputed matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Independent Expert, the Parties shall submit to the Independent Expert the following: (i) this Agreement, (ii) Buyer’s written description of the proposed resolution of the disputed matters, together with any relevant supporting materials, (iii) Seller’s written description of the proposed resolution of the disputed matters, together with any relevant supporting materials, and (iv) the written notice of the dispute.
(e)	The Independent Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials (the “Independent Expert Decision”). The Independent Expert Decision with respect to the disputed matters shall be limited to the selection of the single proposal for the resolution of the aggregate disputed matters proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the Independent Expert must select either Buyer’s proposal or Seller’s proposal for resolution of the aggregate disputed matters).
(f)	The Independent Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter.
(g)	All proceedings under Appendix I Section 6(a) above shall be conducted in Harris County, Texas.

Appendix I to PSA - 7

APPENDIX II

1.	Environmental Condition. “Environmental Condition” shall mean a condition that causes an Asset (or Seller with respect to an Asset) not to be in material compliance with an Environmental Law, but excluding any matter identified on Schedule 14(i). For the avoidance of doubt, (a) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned, in each case, shall not form the basis of an Environmental Condition, (b) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, (c) all losses, obligations and liabilities for plugging, decommissioning, removal of equipment, abandonment and restoration obligations of the Assets that arise by contract, lease terms, Environmental Laws or requested by any governmental authority shall not form the basis of an Environmental Condition, (d) any condition, contamination, liability, loss, cost, expense or claim related to NORM or asbestos shall not form the basis of an Environmental Condition, and (e) except with respect to personal property (i) that causes or has caused contamination of soil, surface water or groundwater or (ii) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface personal property, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
2.	Environmental Defect. “Environmental Defect” shall mean an Environmental Condition existing as of the Effective Time or Defect Claim Date with respect to any Asset.
3.	Environmental Laws. “Environmental Laws” shall mean any applicable law (including common law) relating to the environment or the protection of the environment, including with respect to hazardous materials, health and safety, industrial hygiene, greenhouse gas emissions and the environmental conditions on, under, or about any of the Assets, including soil, sediment, groundwater, and indoor and ambient air conditions or the reporting or remediation of environmental contamination.
4.	Environmental Liabilities. “Environmental Liabilities” shall mean all claims, causes of action, costs, damages, expenses, liabilities, losses, fees, obligations and other responsibilities arising from or under Environmental Laws or any Environmental Condition or otherwise relating to the environment, or any other matter related to the environment and/or the condition of the Assets whether arising from third party claims, claims of governmental authorities or others, and which, in each case, relate to the Assets or the past, current or future ownership or operation of the Assets, including with respect to any releases of hazardous materials into the environment or the generation of hazardous materials.
5.	Remediation. “Remediation” shall mean, with respect to any Environmental Condition, the implementation and completion of remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
6.	Remediation Amount. “Remediation Amount” shall mean, with respect to any Environmental Condition asserted in relation to an Environmental Defect Notice, the cost (net to Seller’s interest in the Assets) of the lowest cost Remediation of such Environmental Condition that is reasonably effective and available and in compliance with Environmental Laws; provided, however, that “Remediation Amount” shall not include (a) the costs of Buyer’s employees, or, if Seller is conducting the Remediation, Buyer’s project manager(s) or attorneys, (b) expenses for matters that are ordinary costs of doing business regardless of the presence of an Environmental Condition, (c) overhead costs of Buyer and/or its affiliates, or (d) any expenses relating to the assessment, remediation or other corrective actions of any asbestos, asbestos-containing materials or NORM. The lowest cost Remediation may include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws.